EXHIBIT 2

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ENTERPRISE BANCSHARES, INC.

AND

NBC CAPITAL CORPORATION

DATED AS OF DECEMBER 11, 2003

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 11, 2003, by and between ENTERPRISE BANCSHARES, INC. (“Enterprise”), a corporation organized under the laws of the State of Tennessee, with its principal office located in Memphis, Tennessee, and NBC CAPITAL CORPORATION (“NBC”), a corporation organized and existing under the laws of the State of Mississippi, with its principal office located in Starkville, Mississippi.

PREAMBLE

The Boards of Directors of Enterprise and NBC believe that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the merger of Enterprise into NBC (the “Merger”), with the ultimate result being that Enterprise National Bank will become a subsidiary of NBC. At the effective time of the merger, each of the outstanding shares of common stock of Enterprise will be converted into the right to receive $48.00 in cash, and options to acquire shares of Enterprise will be converted into options to acquire that number of shares of common stock of NBC with a value of $48.00, subject to certain adjustments described herein. The transactions described in this Agreement are subject to the approvals of the stockholders of Enterprise and the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement.

As a condition and inducement to NBC’s willingness to enter into this Agreement, nine of Enterprise’s directors are executing and delivering to NBC an agreement (a “Support Agreement”), in substantially the form of Exhibit 1.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Enterprise shall be merged with and into NBC in accordance with the provisions of the Tennessee Business Corporation Act (the “TBCA”) and the Mississippi Business Corporation Act (the “MBCA”) (the “Merger”). NBC shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Mississippi. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Enterprise and NBC.

1.2 Time and Place of Closing. The consummation of the Merger (the “Closing”) shall take place at the close of business on the date that the Effective Time occurs, or at such other time as the parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the parties.

1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time that articles of merger are filed with the Secretary of State of the State of Tennessee (the “Tennessee Articles of Merger”) and articles of merger are filed with the Secretary of State of the State of Mississippi (the “Mississippi Articles of Merger”) or at such other time as is provided in the Tennessee Articles of Merger and the Mississippi Articles of Merger (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each party, the parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the conditions set forth in Article 9 hereof is fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing).

1.4 Execution of Support Agreements. Simultaneously with the execution of this Agreement and as a condition hereto, nine directors of Enterprise are executing and delivering to NBC a Support Agreement.

ARTICLE 2

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of NBC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of NBC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The officers and directors of NBC will serve as the officers and directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE 3

MERGER CONSIDERATION

3.1 Conversion of Shares. Except for shares as to which the shareholders of Enterprise perfect their dissenters’ rights, at the Effective Time, by virtue of the Merger and without any action on the part of NBC or Enterprise, or the shareholders of any of the foregoing, each outstanding share of common stock of Enterprise (“Enterprise Common Stock”) shall be converted into the right to receive $48.00 in cash from NBC, without interest (the “Merger Consideration”). Each outstanding option or right to acquire Enterprise Common Stock outstanding at the Effective Time will become 100% vested immediately prior to the Merger on the date of the Merger and will be converted into an option or right to acquire, for the same aggregate exercise price of such outstanding option, that number of shares of common stock of NBC (“NBC Common Stock”) having a value equal to the Merger Consideration, divided by the greater of (i) the average closing sale price of NBC Common Stock on the American Stock Exchange on each of the five trading days prior to the Effective Time (the “Average Price”) or (ii) $20.00, and multiplied by the number of shares of Enterprise Common Stock subject to such outstanding option. To the extent that the Average Price is less than $20.00, then each outstanding option to acquire Enterprise Common Stock outstanding at the Effective Time will also entitle the holder thereof, upon exercise of the option, to receive a cash payment in the amount of the product of (a) $20.00, less the Average Price, multiplied by (b) the number of shares of NBC Common Stock into which their option shall have been converted.

3.2 Dissenting Shareholders. Any holder of shares of Enterprise Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by the provisions of Section 48-23-101 et seq of the TBCA (the “Tennessee Dissenters’ Provisions”) shall be entitled to receive the value of such shares (the “Dissenting Shares”) in cash as determined pursuant to the Tennessee Dissenters’ Provisions; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the Tennessee Dissenters’ Provisions and surrendered to NBC the certificate or certificates representing the shares for which payment is being made. If any holder of Dissenting Shares delivers a written withdrawal of his or her demand for appraisal or fails to establish his or her entitlement to appraisal rights pursuant to the Tennessee Dissenters’ Provisions, such holder or holders shall forfeit the right of appraisal for such Dissenting Shares and NBC shall issue and deliver the Merger Consideration to which such holder of shares of Enterprise Common Stock is entitled under this Article 3 (without interest) upon compliance by such holder with the requirements of Section 4.1 hereof.

ARTICLE 4

EXCHANGE OF SHARES

4.1 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, but in no event later than 15 days after the Effective Time, NBC shall cause SunTrust Bank Atlanta (“the Exchange Agent”) to mail to the former shareholders of Enterprise appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Enterprise Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent and include instructions for use in effecting the surrender of the outstanding certificates of Enterprise Common Stock. After the Effective Time, each holder of shares of Enterprise Common Stock (other than shares as to which dissenters’ rights of appraisal as contemplated by Section 3.2 of this Agreement have been perfected and not withdrawn or forfeited under the Tennessee Dissenters’ Provisions) issued and outstanding at the Effective Time promptly upon surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the product of the per share Merger Consideration provided in Section 3.1 of this Agreement, without interest thereon multiplied by the number of shares of Enterprise Common Stock represented by the certificates surrendered by such holder. Until so surrendered, each outstanding certificate of Enterprise Common Stock shall be deemed for all purposes to represent the right to receive the Merger Consideration.

(b) NBC shall not be obligated to deliver the Merger Consideration to which any former holder of Enterprise Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s certificate or certificates representing the shares of Enterprise Common Stock for exchange as provided in this Section 4.1 or complies with the requirements of Section 4.3 hereof. The certificate or certificates of Enterprise Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither NBC nor the Exchange Agent shall be liable to a holder of Enterprise Common Stock for any amounts paid or property properly paid or delivered to a public official pursuant to any applicable abandoned property law.

4.2 Rights of Former Enterprise Stockholders. At the Effective Time, the stock transfer books of Enterprise shall be closed as to holders of Enterprise Common Stock immediately prior to the Effective Time, and no transfer of Enterprise Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Enterprise Common Stock (other than shares as to which dissenters’ rights of appraisal as contemplated by Section 3.2 of this Agreement have been perfected and not withdrawn or forfeited under the Tennessee Dissenters’ Provisions) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration.

4.3 Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Enterprise Common Stock shall have been lost, stolen or destroyed, NBC shall pay to the record holder of such certificate the consideration into which the shares of Enterprise Common Stock formerly represented by such certificate have been converted pursuant to Section 3.1, upon the making of an affidavit of that fact by such record holder; provided, however, that NBC, as a condition precedent to the payment of such consideration, will require such holder to deliver a lost certificate bond or reasonably appropriate indemnity.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ENTERPRISE

Enterprise hereby represents and warrants, except as specifically disclosed in a section of the Enterprise Disclosure Memorandum corresponding to the relevant section of this Article 5, to NBC as follows:

5.1 Organization, Standing and Power.

(a) Enterprise is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the corporate power and corporate authority to carry on its business as now conducted and to own, lease and operate its Material Assets. Enterprise is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(b) Enterprise is a bank holding company registered under the BHC Act. Enterprise National Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in Enterprise National Bank are insured by the Bank Insurance Fund to the fullest extent permitted by Law.

5.2 Authority; No Breach of Agreement.

(a) Enterprise has the corporate power and corporate authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Enterprise’s duly constituted Board of Directors and two-thirds of the “Continuing Directors” of Enterprise, as defined in Enterprise’s charter) in respect thereof on the part of Enterprise, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Enterprise Common Stock (the “Required Shareholder Approval”). Subject to receipt of the Required Shareholder Approval, this Agreement represents a legal, valid and binding obligation of Enterprise, enforceable against Enterprise in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and except for the limitations imposed by general principles of equity and commercial reasonableness).

(b) Neither the execution and delivery of this Agreement by Enterprise, nor the consummation by Enterprise of the transactions contemplated hereby, nor compliance by Enterprise with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Enterprise’s Charter or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Enterprise Company under, any Contract or Permit of any Enterprise Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Enterprise Company or any of their respective Material Assets, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(c) Other than Consents required from Regulatory Authorities, and other than notices to or filings with (i) the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans and (ii) the filing and recording of the Mississippi Articles of Merger in accordance with the MBCA and the Tennessee Articles of Merger in accordance with the TBCA, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Enterprise of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of Enterprise consists, as of the date of this Agreement, of (i) 7,000,000 shares of Enterprise Common Stock, $1.00 par value per share, of which, as of the date of this Agreement, 981,495 shares are issued and outstanding, and (ii) 3,000,000 shares of preferred stock of Enterprise, $1.00 par value per share, of which no shares are issued or outstanding and no shares are issuable pursuant to any outstanding option, warrant or similar instrument. As of the date of this Agreement, 291,600 shares of Enterprise Common Stock are issuable pursuant to outstanding awards under Enterprise’s Stock Plans. All of the issued and outstanding shares of Enterprise Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Enterprise Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Enterprise. The average exercise price of all outstanding stock options is $27.36.

(b) Except as set forth in Section 5.3(a) of this Agreement or Section 5.3 of the Disclosure Memorandum, there are no shares of capital stock or other equity securities of Enterprise outstanding and there are no outstanding Rights to acquire shares of the capital stock of Enterprise.

5.4 Enterprise Subsidiaries. Enterprise has disclosed in Section 5.4 of the Disclosure Memorandum all of the Enterprise Subsidiaries as of the date of this Agreement. Enterprise or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Enterprise Subsidiary. No equity securities of any Enterprise Subsidiary are or may become required to be issued (other than to another Enterprise Company) by reason of any Rights, and there are no Contracts by which any Enterprise Subsidiary is bound to issue (other than to another Enterprise Company) additional shares of its capital stock or Rights or by which any Enterprise Company is or may be bound to transfer any shares of the capital stock of any Enterprise Subsidiary (other than to another Enterprise Company). There are no Contracts relating to the rights of any Enterprise Company to vote or to dispose of any shares of the capital stock of any Enterprise Subsidiary. No Enterprise Subsidiary is a party to any contract requiring the transfer of a substantial part of such Enterprise Subsidiary’s operating assets. All of the shares of capital stock of each Enterprise Subsidiary held by an Enterprise Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Enterprise Company free and clear of any Lien. Each Enterprise Subsidiary is a corporation and is duly organized, validly existing, and (if applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and corporate authority necessary for it to own, lease, and operate its Material Assets and to carry on its business as now conducted. Each Enterprise Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

5.5 Financial Statements. Enterprise has disclosed in Section 5.5 of the Disclosure Memorandum, and has delivered to NBC copies of all Enterprise Financial Statements prepared for periods ended after December 31, 2000 and prior to the date of this Agreement and will deliver to NBC copies of all Enterprise Financial Statements prepared subsequent to the date of this Agreement. The Enterprise Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Enterprise Companies, which are or will be, as the case may be, complete and correct in all Material respects and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Enterprise Companies as of the dates indicated and the consolidated results of operations and changes in stockholders’ equity of the Enterprise Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

5.6 Absence of Undisclosed Liabilities. To the Knowledge of Enterprise, no Enterprise Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Enterprise as of June 30, 2003, included in the Enterprise Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to June 30, 2003, and Liabilities to be incurred in connection with the transactions contemplated by this Agreement. No Enterprise Company has incurred or paid any Liability since June 30, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

5.7 Absence of Certain Changes or Events. Since June 30, 2003, except as disclosed in the Enterprise Financial Statements delivered prior to the date of this Agreement or as otherwise disclosed in the Disclosure Memorandum, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

5.8 Tax Matters.

(a) Since December 31, 1996, all Tax Returns required to be filed by or on behalf of any of the Enterprise Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and to Enterprise’s Knowledge all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have a Material Adverse Effect on Enterprise, except to the extent reserved against in the Enterprise Financial Statements dated prior to the date of this Agreement as adjusted for operations and transactions in the ordinary course of business of Enterprise since June 30, 2003. All Taxes due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid.

(b) None of the Enterprise Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Material Taxes due or to become due for any of the Enterprise Companies for the period or periods through and including the date of the respective Enterprise Financial Statements has been made in accordance with GAAP and is reflected on such Enterprise Financial Statements.

(d) Each of the Enterprise Companies is in Material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all Material respects, applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

(e) None of the Enterprise Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 162(m) of the Internal Revenue Code.

(f) There are no Material Liens with respect to Taxes upon any of the Assets of the Enterprise Companies.

(g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Enterprise Companies that occurred during or after any Taxable Period in which the Enterprise Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2002.

(h) No Enterprise Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(i) No Enterprise Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

5.9 Assets. The Enterprise Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets other than such defects and liens that are not reasonably likely to have a Material Adverse Effect on Enterprise. All tangible properties used in the businesses of the Enterprise Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Enterprise’s past practices, except as would not be reasonably likely to have a Material Adverse Effect on Enterprise. All Assets that are Material to Enterprise’s business on a consolidated basis, held under leases or subleases by any of the Enterprise Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and except for the limitations imposed by general principles of equity and commercial reasonableness), and each such Contract is in full force and effect. The Enterprise Companies currently maintain insurance in amounts, scope and coverage reasonably necessary for their operations. None of the Enterprise Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be Materially reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Enterprise Companies include all Material Assets required to operate the business of the Enterprise Companies as presently conducted.

5.10 Environmental Matters.

(a) Each Enterprise Company, its Participation Facilities and its Loan Properties are in compliance with all Environmental Laws, except those instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(b) There is no Litigation pending or, to the Knowledge of Enterprise, threatened before any court, governmental agency or authority, or other forum in which any Enterprise Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any Enterprise Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(c) To the Knowledge of Enterprise, there is no Litigation pending or threatened before any court, governmental agency or board, or other forum in which any of its Loan Properties (or Enterprise in respect of such Loan Property) has been or, with respect to threatened Litigation, would reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(d) To the Knowledge of Enterprise, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(e) To the Knowledge of Enterprise, during the period of (i) any Enterprise Company’s ownership or operation of any of their respective current properties, (ii) any Enterprise Company’s participation in the management of any Participation Facility, or (iii) any Enterprise Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise. Prior to the period of (i) any Enterprise Company’s ownership or operation of any of their respective current properties, (ii) any Enterprise Company’s participation in the management of any Participation Facility, or (iii) any Enterprise Company’s holding of a security interest in a Loan Property, to the Knowledge of Enterprise, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

5.11 Compliance with Laws. Each Enterprise Company has in effect all Permits necessary for it to own, lease or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which would not have a Material Adverse Effect on Enterprise, and to the Knowledge of Enterprise, there has occurred no Default under any such Permit, other than Defaults which would not have a Material Adverse Effect on Enterprise. None of the Enterprise Companies:

(a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise; or

(b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Enterprise Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance would have a Material Adverse Effect on Enterprise, (ii) threatening to revoke any Permits, the revocation of which would have a Material Adverse Effect on Enterprise, or (iii) requiring any Enterprise Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.12 Labor Relations. No Enterprise Company is the subject of any Litigation asserting that it or any other Enterprise Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Enterprise Company to bargain with any labor organization as to wages or conditions of employment, nor is any Enterprise Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Enterprise Company, pending or, to the Knowledge of Enterprise, threatened, or to the Knowledge of Enterprise, is there any activity involving any Enterprise Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.13 Employee Benefit Plans.

(a) Enterprise has disclosed in Section 5.13 of the Disclosure Memorandum, and has delivered or made available to NBC prior to the execution of this Agreement correct and complete copies in each case of, all Enterprise Benefit Plans. For purposes of this Agreement, “Enterprise Benefit Plans” means all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other Material written employee programs or agreements, all medical, vision, dental or other written health plans, all life insurance plans and all other Material written employee benefit plans or fringe benefit plans, including written “employee benefit plans” as that term is defined in Section 3(3) of ERISA, maintained by, sponsored in whole or in part by, or contributed to by, any Enterprise Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate. Any of the Enterprise Benefit Plans which is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as an “Enterprise ERISA Plan.” Any Enterprise ERISA Plan that is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, is referred to herein as an “Enterprise Pension Plan.” Neither Enterprise nor any Enterprise Company has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, maintained by any Enterprise Company, that is intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.13 of the Disclosure Memorandum.

(b) Enterprise has delivered or made available to NBC prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Enterprise Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Enterprise Benefit Plans or amendments, the most recent determination letters, and all Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the Internal

Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 1999, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Enterprise Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any Material modifications thereto.

(c) All Enterprise Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise. Each Enterprise ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and, to the knowledge of Enterprise, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any Enterprise ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Enterprise is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each Enterprise Benefit Plan, no event has occurred that will or would reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Enterprise. There is no Material pending or, to the Knowledge of Enterprise, threatened Litigation relating to any Enterprise ERISA Plan.

(d) No Enterprise Company has engaged in a transaction with respect to any Enterprise Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Enterprise Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 5022 of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise. Neither Enterprise nor, to the Knowledge of Enterprise, any administrator or fiduciary of any Enterprise Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any Enterprise Benefit Plan which would subject Enterprise to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Enterprise. No oral or written representation or communication with respect to any aspect of the Enterprise Benefit Plans has been made to employees of any Enterprise Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on Enterprise.

(e) No Enterprise Pension Plan has any “unfunded current liability,” as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan is equal to or exceeds the actuarial present value of all accrued benefits under such plans (whether vested or not), based upon the actuarial assumptions used to prepare the most recent actuarial reports for such plans and to the Knowledge of Enterprise, since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise. Neither any Enterprise Pension Plan nor any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any Enterprise Company, or the single-employer plan of any entity which is considered one employer with Enterprise under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an “Enterprise ERISA Affiliate”) has an “accumulated funding deficiency” within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any Enterprise Pension Plan or any single-employer plan of an Enterprise ERISA Affiliate have been timely made and there is no lien or, to the Knowledge of Enterprise, expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Enterprise Company has provided, or is required to provide, security to an Enterprise Pension Plan or to any single-employer plan of an Enterprise ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Enterprise, except to the extent any failure to timely pay would not have a Material Adverse Effect on Enterprise.

(f) No Liability under Title IV of ERISA has been or, to the Knowledge of Enterprise, is expected to be incurred by any Enterprise Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Enterprise ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except for Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Enterprise).

(g) No Enterprise Company has any obligations for retiree health and retiree life benefits under any of the Enterprise Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any Enterprise Company from any Enterprise Company under any Enterprise Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Enterprise Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

5.14 Material Contracts. Except as set forth in Section 5.14 of the Disclosure Memorandum, none of the Enterprise Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Enterprise Company or the guarantee by any Enterprise Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Enterprise with the United States Securities and Exchange Commission as of the date of this Agreement if Enterprise were required to file a Form 10-K with the Securities and Exchange Commission (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the “Enterprise Contracts”). With respect to each Enterprise Contract: (i) the Contract is in full force and effect; (ii) no Enterprise Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise; (iii) no Enterprise Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Enterprise, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise, or, to the Knowledge of Enterprise, has repudiated or waived any Material provision thereunder. All of the indebtedness of any Enterprise Company for money borrowed is prepayable at any time by such Enterprise Company, without penalty or premium.

5.15 Legal Proceedings.

(a) There is no Litigation instituted or pending, or, to the Knowledge of Enterprise, threatened against any Enterprise Company, or against any Asset, interest, or right of any of them, that, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Enterprise Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

(b) Section 5.15 of the Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Enterprise Company is a party and which names an Enterprise Company as a defendant or cross-defendant.

5.16 Reports. Since December 31, 1998, or the date of organization if later, each Enterprise Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.

5.17 Statements True and Correct. None of the information supplied or to be supplied by any Enterprise Company or any Affiliate thereof regarding Enterprise or such Affiliate for inclusion in the Proxy Statement (including any supplement or amendment thereto) to be mailed to Enterprise’s shareholders in connection with the Shareholders’ Meeting will, when first mailed to the shareholders of Enterprise, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that any Enterprise Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.18 Regulatory Matters. No Enterprise Company or any Affiliate thereof has taken or agreed to take any action, and Enterprise has no Knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Enterprise, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

5.19 Intellectual Property. All of the registered Intellectual Property rights of Enterprise and the Enterprise Subsidiaries are in full force and effect. All Intellectual Property licenses constitute legal, valid and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Enterprise, there currently are not, any Defaults thereunder by Enterprise or an Enterprise Subsidiary. Enterprise or an Enterprise Subsidiary owns or is the valid licensee of all such Intellectual Property free and clear of all Liens or claims of infringement, except for such Liens or claims of infringement that would not reasonably be expected to have a Material Adverse Effect on Enterprise. To the Knowledge of Enterprise, neither Enterprise nor any of the Enterprise Subsidiaries nor their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Enterprise, none of the Intellectual Property rights as used in the business conducted by Enterprise or the Enterprise Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement, in each case, except as would not reasonably be expected to have a Material Adverse Effect on Enterprise. Neither Enterprise nor any of the Enterprise Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property other than in the ordinary course of business. Enterprise or an Enterprise Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any Material Contract to which it is a party. No officer, director or employee of Enterprise or the Enterprise Subsidiaries is party to any Contract which requires such officer, director or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information or other business information or which restricts or prohibits such officer, director, or employee of Enterprise or any of the Enterprise Subsidiaries.

5.20 Charter Provisions. Each Enterprise Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter or Bylaws of Enterprise or restrict or impair the ability of NBC to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Enterprise Company following the Effective Time.

5.21 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Enterprise’s own account or for the account of one or more of the Enterprise Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties that are financially responsible.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF NBC

NBC hereby represents and warrants to Enterprise as follows:

6.1 Organization, Standing, and Power. NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. NBC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NBC.

6.2 Authority; No Breach of Agreement.

(a) NBC has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NBC. This Agreement represents a legal, valid and binding obligation of NBC, enforceable against NBC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by NBC, nor the consummation by NBC of the transactions contemplated hereby, nor compliance by NBC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of NBC’s Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of NBC under, any Contract or Permit of NBC, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NBC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to NBC or any of its Material Assets.

(c) Other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NBC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by NBC of the Merger and the other transactions contemplated in this Agreement.

6.3 Statements True and Correct. None of the information supplied or to be supplied by NBC regarding NBC for inclusion in the Proxy Statement to be mailed to Enterprise’s shareholders in connection with the Shareholders’ Meeting, will, when first mailed to the shareholders of Enterprise, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of any amendment of or supplement to the Proxy Statement, at the time of the Shareholders’ meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that NBC is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.4 Regulatory Matters. Neither NBC nor any Affiliate thereof has taken or agreed to take any action, and NBC has no Knowledge of any fact or circumstance that is reasonably likely to Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of NBC, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

6.5 Adequacy of Funds. NBC has adequate financial resources to satisfy its monetary and other obligations under this Agreement.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other party shall have been obtained, and except as otherwise expressly contemplated herein or in Schedule 7, each party shall and shall cause each of its Subsidiaries to use its commercially reasonable efforts to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its present business organization and Assets and maintain its rights and franchises, (iii) maintain its current employee relationships, and (iv) take no action that would (a) adversely affect the ability of any party to obtain any Consents of Regulatory Authorities, or in the case of Enterprise, those Consents identified on Schedule 5.2(c) of the Enterprise Disclosure Memorandum required for the transactions contemplated hereby, or (b) adversely affect the ability of any party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent NBC from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the reasonable good faith judgment of NBC, desirable in the conduct of the business of NBC and its Subsidiaries.

7.2 Negative Covenants of Enterprise. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as specifically contemplated by this Agreement or Schedule 7 hereof, Enterprise covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of NBC, which consent shall not be unreasonably withheld:

(a) amend the Charter, Articles of Incorporation, Articles of Association, Bylaws, or other governing instruments of any Enterprise Company; or

(b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of an Enterprise Company to another Enterprise Company) in excess of an aggregate of $50,000 (for the Enterprise Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include entry into repurchase agreements or other fully secured securities), or impose, or suffer the imposition, on any Asset of any Enterprise Company of any Material Lien, except in the ordinary course of business consistent with past practices; or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course and/or permitted cashless exercises under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Enterprise Company, or declare or pay any dividend or make any other distribution in respect of Enterprise’s capital stock; or

(d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, (i) issue, sell, pledge, encumber, authorize the issuance of, (ii) enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or (iii) otherwise permit to become outstanding, any additional shares of Enterprise Common Stock or any capital stock of any Enterprise Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine, or reclassify any capital stock of any Enterprise Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Enterprise Common Stock (other than upon the exercise of existing Rights), or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Enterprise Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Enterprise Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business consistent with past practice; or

(f) (i) grant any increase in compensation or benefits to the employees, officers, or directors of any Enterprise Company, except as required by Law, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, (iii) enter into or amend any severance agreements with officers of any Enterprise Company, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Enterprise Company or (v) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (except as contemplated by Section 3.1); or

(g) enter into or amend any employment Contract between any Enterprise Company and any Person (unless such amendment is required by Law) that the Enterprise Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the Enterprise Benefit Plans), at any time on or after the Effective Time; or

(h) adopt any new employee benefit plan of any Enterprise Company or make any Material change in or to any existing employee benefit plans of any Enterprise Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(i) make any significant change in any Tax or accounting methods, Material elections, or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

(j) commence any Litigation other than as deemed necessary or advisable in the good faith judgment of management for the prudent operation of its business or settle any Litigation involving any Liability of any Enterprise Company for Material money damages or restrictions upon the operations of any Enterprise Company; or

(k) except in the ordinary course of business, modify, amend or terminate any Material Contract, enter into any Material Contract or waive, release, compromise or assign any Material rights or claims;

(l) make or renew any loan for an amount in excess of $1,500,000; or

(m) make any capital expenditure in excess of $50,000.

7.3 Adverse Changes in Condition. Each party agrees to give written notice promptly to the other party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.4 Reports. Each party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, Enterprise shall call a Shareholders’ Meeting for the purpose of obtaining the Required Shareholder Approval and shareholder approval of such other related matters as it deems appropriate. In connection with the Shareholders’ Meeting but subject to the provisions of Section 8.7 hereof, (i) Enterprise shall prepare and file with the Federal Reserve Board a Proxy Statement and mail such Proxy Statement to its shareholders, (ii) the parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Enterprise shall recommend to its stockholders the approval of the Agreement and the transactions contemplated hereby, and (iv) the Board of Directors and officers of Enterprise shall use their commercially reasonable efforts to obtain such Required Shareholder Approval.

8.2 Applications. As soon as reasonably practicable after the execution of this Agreement, NBC shall prepare and file, and Enterprise shall use commercially reasonably efforts to cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. NBC shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications. NBC will promptly furnish to Enterprise copies of applications filed with all Regulatory Authorities and copies of written communications received by NBC from any Regulatory Authorities with respect to the transactions contemplated hereby.

8.3 Filings with Secretaries of State. Upon the terms and subject to the satisfaction, or waiver, of the conditions of this Agreement, NBC shall execute and file the Tennessee Articles of Merger and the Mississippi Articles of Merger, with the Secretaries of State of the States of Tennessee and Mississippi, respectively in connection with the Closing.

8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to use, its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable efforts to obtain the lifting or rescission of any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either party from exercising its rights under this Agreement. Each party shall use, and shall cause each of its Subsidiaries to use, its commercially reasonable efforts to obtain as promptly as practicable all Consents of Regulatory Authorities or, in the case of Enterprise, those Consents identified on Section 5.2(c) of the Enterprise Disclosure Memorandum necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.5 Investigation and Confidentiality. Prior to the Effective Time, each party shall keep the other party advised of all Material developments relevant to consummation of the Merger. Enterprise shall permit NBC during regular business hours and upon reasonable notice to make or cause to be made such reasonable investigation of the business and properties of the Enterprise Companies and of their respective financial and legal conditions as NBC reasonably requests. No investigation by NBC or its representatives shall affect the representations and warranties of Enterprise.

(b) Each party shall, and shall cause its advisers and agents to maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ business, operations and financial positions to the extent required by, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.

8.5 Press Releases. Prior to the Effective Time, NBC and Enterprise shall consult with each other as to the form and substance of any press release materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit either party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by Law.

8.7 No Solicitation.

(a) Except with respect to this Agreement and the transactions contemplated hereby, Enterprise agrees that it shall not, and shall use its commercially reasonable efforts to cause its officers, directors, agents, Affiliates and Representatives not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Enterprise and its Board of Directors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that (i) Enterprise’s Board of Directors concludes in good faith and consistent with its fiduciary duties to Enterprise’s stockholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (ii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Enterprise’s Board of Directors receives from such Person an executed confidentiality agreement. Enterprise shall promptly notify NBC of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations with, any of its Representatives indicating, in connection with such notice, the name of such Person and the Material terms and conditions of any inquiries, proposals or offers. Enterprise agrees that it will promptly keep NBC informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Enterprise agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Enterprise agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall permit Enterprise to terminate this Agreement (except as specifically provided in Article 10 of this Agreement).

(b) The Board of Directors of Enterprise shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to NBC, the approval, recommendation or declaration of advisability by the Board of Directors of Enterprise of the Merger or this Agreement, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Superior Proposal or (iii) approve or recommend, or propose to approve or recommend, or allow Enterprise or any Enterprise Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (each, an “Acquisition Agreement”) constituting or related to any Acquisition Proposal or Superior Proposal (any action described in the foregoing clauses (i), (ii) or (iii) of this Section 8.7(b) being referred to as an “Enterprise Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Required Shareholder Approval, the Board of Directors of Enterprise may make an Enterprise Adverse Recommendation Change, if such Board of Directors determines in good faith that the failure to do so is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of Enterprise under applicable law.

8.8 Employee Benefits and Contracts.

Following the Effective Time, NBC shall provide generally to all persons who were, immediately prior to the Effective Time, employees of Enterprise or any Enterprise Company and who at or after the Effective Time become employees of a subsidiary of NBC (“Continuing Employees”), employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of NBC Common Stock, except as may be approved by the Compensation Committee of the Board of Directors of NBC), on terms and conditions which when taken as a whole are substantially similar to those currently provided by NBC and its subsidiaries to their similarly situated officers and employees; provided, however, that employees of the Enterprise Companies will not participate in any defined benefit plan of NBC or the ESOP of NBC (which plans have been frozen). For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined contribution plans of Enterprise shall be treated as service under NBC’s qualified defined contribution plans, and (ii) service under any other employee benefit plans of Enterprise shall be treated as service under any similar employee benefit plans maintained by NBC. NBC shall cause the NBC welfare benefit plans that cover the Continuing Employees after the Effective Time to (i) conform to HIPPA, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under Enterprise’s welfare benefit plans to be credited to such Continuing Employees under the NBC welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under the NBC welfare benefit plans, to the extent that such information is furnished by the insurance company. The benefits provided to Continuing Employees under the employee benefit plans of Enterprise as of the Effective Date will not be reduced during the period between the Effective Date and the date that such employees become covered under the benefit plans of NBC and its Subsidiaries. . NBC also shall cause Enterprise and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section 8.8 of the Disclosure Memorandum to NBC between any Enterprise Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Enterprise Benefit Plans. NBC shall be responsible for the fees related to the termination of the Enterprise Benefit Plans.

8.9 Indemnification of Officers and Directors of Enterprise and its Subsidiaries

(a) From and after the Effective Time and for a period of six years thereafter, NBC, as the Surviving Corporation, shall and shall cause its Subsidiaries to fulfill and honor in all respects the obligations of Enterprise and any Enterprise Company pursuant to any indemnification provision under the charter and bylaws of Enterprise and the equivalent organization documents of any Enterprise Company as each is in effect on the date of this Agreement (the persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of Enterprise and any Enterprise Company, being referred to collectively as the “Indemnified Parties”); provided, however, that NBC’s obligations to indemnify the Indemnified Parties shall be subject to the following provisions. First, with respect to the non-director officers of Enterprise, NBC’s Board of Directors or its outside counsel shall make the determination required by Section (D) of Article XIII of Enterprise’s Charter. If such determination is that the Indemnified Party met the applicable standard of conduct, then NBC shall assume the defense of the claim. In the case of any claim against a director or former director of Enterprise, NBC shall be obligated to indemnify, defend and hold harmless such director or former director against all liabilities, including attorneys fees, expenses, judgments, fines and amounts paid in settlement, arising out of actions occurring at or prior to the Effective Time, including the Merger and transactions contemplated by the Merger Agreement, to the fullest extent permitted under Mississippi law and shall assume the defense of the claim upon notice that a claim has been made against the director or former director. NBC shall advance all expenses of defense, subject to NBC’s right to control the defense of any claim, including the right to engage all lawyers, consultants and experts who will be involved in the defense of the claim. The Indemnified Party will waive any legal conflict that may exist between the Indemnified Party and any co-defendant so that one or more lawyers chosen by NBC can defend all defendants in the claim. If NBC decides that it is appropriate to settle the claim and such settlement does not involve any criminal or civil exposure to an Indemnified Party and does not require an Indemnified Party to refrain from engaging in any particular activity, then the Indemnified Party shall enter into such settlement agreement. If an Indemnified Party refuses to enter into a settlement agreement proposed by NBC, and such settlement agreement does not involve any criminal or civil exposure to the Indemnified Party and does not require the Indemnified Party to refrain from engaging in any particular activity, then the Indemnified Party shall have the right to proceed with his or her own defense of the claim, but thereafter will not be entitled to receive any indemnification or advancement of expenses from NBC. The term “Indemnified Parties” shall not include any officer of Enterprise whose employment with Enterprise was terminated by Enterprise for cause.

(b) Notwithstanding anything to the contrary contained in this Section 8.9 or elsewhere in this Agreement, NBC shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 8.9 unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties electing to participate in the settlement from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) NBC’s obligations under Section 8.9(a) shall be limited as follows: (i) NBC shall not have any obligation to indemnify any person to the extent that the National Bank Act and the rules and regulations thereunder would prohibit NBC or its subsidiary banks from paying indemnification under the circumstances; (ii) NBC shall not have any obligation to indemnify any person for any claim made against such person in connection with such person’s actions in any capacity other than as a director or officer of Enterprise or Enterprise National Bank; accordingly, NBC shall not be obligated to indemnify any person for claims made against such person in his or her capacity as a director of Enterprise Staff Solutions; and (iii) NBC shall not have any obligation to indemnify any person in any action that was originally brought by or on behalf of such person or parties acting in concert with such person.

(d) The directors of Enterprise shall be considered third party beneficiaries of this Section 8.09 in its entirety.

8.10 Governance Issues. For a year following the Effective Date, NBC agrees that it will maintain Enterprise National Bank as a separate national bank under its charter, headquartered in Shelby County, provided that such requirement shall not be binding on NBC or its successor after a merger, share exchange, tender or exchange offer or similar transaction or series of related transactions in which more than 50% of the voting stock of NBC before the transaction is acquired by an unaffiliated third party. NBC also agrees that the existing members of the board of directors of Enterprise National Bank will remain directors of Enterprise National Bank, subject to the bylaws of Enterprise National Bank, for at least one year following the Effective Date.

8.11 Insurance Coverage in Place. Enterprise shall secure “tail coverage” under all policies of insurance currently covering the assets and activities of Enterprise, the Enterprise Subsidiaries and the directors and officers of Enterprise to the maximum extent (in terms of scope of coverage, amount of coverage and time period for coverage) permitted under such contracts of insurance.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties pursuant to Section 11.6 of this Agreement:

(a) Shareholder Approval. The shareholders of Enterprise shall have approved this Agreement, and the consummation of the transactions contemplated hereby, as and to the extent required by Law and by the provisions of any governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner.

(c) Legal Proceedings. No U.S. Federal or state court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) since the date of this Agreement which is then in effect which prohibits, restrains or makes illegal consummation of the transactions contemplated by this Agreement.

9.2 Conditions to Obligations of NBC. The obligations of NBC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by NBC pursuant to Section 11.6(a) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 9.2(a), representations and warranties of Enterprise set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Enterprise set forth in this Agreement shall be true and correct as of the Effective Time in all Material respects; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material,” “Material Adverse Effect,” or variations thereof, or to the “Knowledge” of Enterprise or to a matter being “known” by Enterprise shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Enterprise to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. Enterprise shall have delivered to NBC (i) a certificate, dated as of the Effective Time and signed on Enterprise’s behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by (1) Enterprise’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (2) Enterprise’s stockholders evidencing the approval of this Agreement, all in such reasonable detail as NBC and its counsel shall request.

(d) Opinion of Counsel. NBC shall have received an opinion from the counsel to Enterprise substantially in the form of Exhibit 2 hereto.

(e) Non-Regulatory Consents. All Consents identified on Schedule 5.2(c) of the Enterprise Disclosure Memorandum shall have been obtained, made or given and shall be in full force and effect.

(f) The assets listed on Schedule 9.2(f) shall have been sold, distributed to shareholders or otherwise disposed of by Enterprise;

(g) The loan loss and other reserves of Enterprise and its subsidiaries shall be in amounts satisfactory to NBC, in its sole, reasonable discretion;

(h) Enterprise shall have minimum shareholders’ equity on the Closing Date of $19 million, exclusive of any unrealized gains or losses in Enterprise’s securities portfolio, and calculated before giving effect to (1) any gain or loss on the disposition of the assets listed on Schedule 9.2(f), (2) any reserve for litigation made pursuant to a request by NBC; (3) any loan loss provisions requested to be made by NBC; (4) any compensation-related charges required to be accrued at closing under GAAP or requested by NBC with respect to the arrangements and agreements listed on Schedule 9.2(h); and (5) other reserves established pursuant to Section 9.2(g) (“other reserves).

(i) All holders of options to acquire shares of Enterprise Common Stock who will receive, as a result of the Merger, options to acquire more than 5,000 shares of NBC common stock shall enter into an agreement in the form of Exhibit 9.2(i) hereto; and

(j) No Excess Parachute Payment. None of the severance or other payments due upon the consummation of the Merger shall trigger the payment of any penalty as an “excess parachute payment” under Section 280(g) of the Internal Revenue Code.

If NBC elects not to close the Merger based solely upon the failure of Enterprise to have the minimum equity required by Section 9.2(h), then Enterprise shall have the option to offer to cure such condition by reducing the aggregate Merger Consideration by an amount equal to $19 million, less the actual equity of Enterprise on the Closing Date. In any such event, the value of the Merger Consideration applicable to each outstanding share of Enterprise Common Stock shall be adjusted on a pro rata basis, and the value of NBC Common Stock into which each outstanding option to acquire Enterprise Common Stock will also be adjusted to reflect the revised per share Merger Consideration.

9.3 Conditions to Obligations of Enterprise. The obligations of Enterprise to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Enterprise pursuant to Section 11.6(b) of this Agreement:

(a) Representations and Warranties. For purposes of this Section 9.3(a), the representations and warranties of NBC set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of NBC set forth in this Agreement shall be true and correct in all Material respects; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “Material,” “Material Adverse Effect,” or variations thereof, or to the “Knowledge” of NBC or to a matter being “known” by NBC shall be deemed not to include such qualifications and provided, further, that inaccuracies in such representations and warranties will be disregarded for purposes of this Section 9.3(a) if Enterprise had knowledge of any such inaccuracies as of the date of this Agreement.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of NBC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

(c) Certificates. NBC shall have delivered to Enterprise (i) a certificate, dated as of the Effective Time and signed on NBC’s behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by NBC’s Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Enterprise and its counsel shall request.

ARTICLE 10

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Enterprise, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual written consent of NBC and Enterprise; or

(b) By either NBC or Enterprise (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Enterprise and Section 9.3(a) of this Agreement in the case of NBC or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Enterprise and Section 9.3(a) of this Agreement in the case of NBC; or

(c) By either NBC or Enterprise (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Enterprise and Section 9.3(a) in the case of NBC or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

(d) By either NBC or Enterprise in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the shareholders of Enterprise fail to vote their approval of this Agreement at the Shareholders’ Meeting where this Agreement was presented to such shareholders for approval and voted upon; or

(e) By either NBC or Enterprise in the event that the Merger shall not have been consummated by June 30, 2004, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 10.1(e).

10.2 Effect of Termination.

(a) In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and none of NBC, Enterprise, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 8.5(a) of this Agreement, this Section 10.2 and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such party contained in this Agreement.

(b) In the event that any Person shall have made an Acquisition Proposal or Superior Proposal to Enterprise or publicly announces any Acquisition Proposal or Superior Proposal relating to Enterprise after the date hereof, and such Acquisition Proposal or Superior Proposal shall not have been withdrawn and thereafter this Agreement is terminated, then on the business day following the consummation date of the Superior Proposal, Enterprise shall pay NBC a fee of $1,000,000 (the “Termination Fee”), which amount shall be payable by wire transfer of same day funds to a bank account designated by NBC.

(c) The parties agree that this Termination Fee is reasonable compensation to NBC for the expenses it will incur in connection with the due diligence process, the regulatory filings and other steps involved in carrying out the purposes and intents of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1 Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving Enterprise or any of its Material Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, Enterprise or any Enterprise Subsidiary.

“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

“Mississippi Articles of Merger” shall mean the Articles of Merger executed by the parties and filed with the Secretary of State of the State of Mississippi, as contemplated by Section 1.1 of this Agreement.

“Tennessee Articles of Merger” shall mean the Articles of Merger executed by the parties and filed with the Secretary of State of the State of Tennessee, as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default would have a Material Adverse Effect on a party.

“Disclosure Memorandum” shall mean the written information entitled “Disclosure Memorandum” delivered by Enterprise as of the date of this Agreement to NBC describing in reasonable detail the matters contained therein. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as

amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Enterprise Companies” shall mean, collectively, Enterprise and all Enterprise Subsidiaries.

“Enterprise Financial Statements” shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Enterprise as of June 30, 2003, and as of December 31, 2002, and 2001, and the related statements of income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 2003 and for each of the three years ended December 31, 2002, 2001, and 2000 included in the Disclosure Memorandum, and (ii) the consolidated statements of condition of Enterprise (including related notes and schedules, if any) and related statements of income and changes in stockholders’ equity (including related notes and schedules, if any) with respect to the quarterly periods ended subsequent to June 30, 2003.

“Enterprise Stock Plans” shall mean the existing stock option and other stock-based compensation plans of Enterprise, including, without limitation, the stock option plan of Enterprise.

“Enterprise Subsidiaries” shall mean the Subsidiaries of Enterprise, which shall include the Enterprise Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Enterprise in the future and owned by Enterprise at the Effective Time.

“GAAP” shall mean accounting principles generally accepted in the United States, consistently applied during the periods involved.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“HSR Act” shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean registered copyrights, registered patents, registered trademarks, registered service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object code or documentation relating thereto), trade secrets, inventions and other intellectual property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investment Company” shall have the meaning set forth in the Investment Company Act.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of any executive officer of such Person.

“Law” shall mean any code, law, ordinance, regulation, rule or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, or claim, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Property” shall mean any property owned, leased or operated by the party in question or by any of its Subsidiaries or in which such party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance and any amount over $100,000 will be deemed to be Material.

“Material Adverse Effect” on a party shall mean an event, change or occurrence which has a Material adverse impact on (i) the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, investment banks, broker-dealers, and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (d) general economic or market conditions or the securities industry in general, (e) changes, effects, events, circumstances, occurrences, or states of facts that affect the industries in which Enterprise or its Subsidiaries operate generally and (g) this Agreement or the announcement thereof.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Participation Facility” shall mean any facility or property in which the party in question or any of its Subsidiaries participates in the management, as such term is defined in CERCLA (including, but not limited to, participating in a fiduciary capacity), and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license or permit from governmental authorities that is required for the operation of a party’s respective businesses.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Proxy Statement” shall mean the proxy statement used by Enterprise to solicit the approval of its stockholders of the transactions contemplated by this Agreement.

“Reasonable Efforts” shall mean the reasonable best efforts of a party, but shall not require any party to take any commercially unreasonable action.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service and all state regulatory agencies having jurisdiction over the parties and their respective Subsidiaries.

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stockholders’ Meeting” shall mean the meeting of the stockholders of Enterprise to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

“Subsidiaries” shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means, with respect to Enterprise, any written Acquisition Proposal made by a Person other than NBC which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Enterprise as a result of which either (1) Enterprise’s stockholders prior to such transaction (by virtue of their ownership of Enterprise’s shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Enterprise prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the Assets of Enterprise and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the Enterprise Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Enterprise in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

“Support Agreement” shall mean the various support agreements, each in substantially the form of Exhibit 1.

“Tax” or “Taxes” shall mean all federal, state, local and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local or foreign government or subdivision or agency thereof, including any related interest and penalties, or additions thereto.

“Tax Return” shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a party or its Subsidiaries.

“Taxable Period” shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

11.2 Expenses. Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the nonbreaching party.

11.3 Brokers and Finders. Each of the parties represents and warrants that except for Heritage Capital as to NBC and Professional Bank Services as to Enterprise, neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Enterprise or NBC, each of Enterprise and NBC, as the case may be, agrees to indemnify and hold the other party harmless of and from any Liability in respect of any such claim.

11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum) constitutes the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided for in Section 8.8 of this Agreement.

11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Boards of Directors of each of the parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that any change in the amount of the Merger Consideration shall not be changed after the Stockholders’ Meeting without the requisite approval of the holders of the issued and outstanding shares of Enterprise Common Stock entitled to vote thereon.

11.6 Waivers.

(a) Prior to or at the Effective Time, NBC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right, but not the obligation, to waive any Default in the performance of any term of this Agreement by Enterprise, to waive or extend the time for the compliance or fulfillment by Enterprise of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of NBC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of NBC except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

(b) Prior to or at the Effective Time, Enterprise, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right, but not the obligation, to waive any Default in the performance of any term of this Agreement by NBC, to waive or extend the time for the compliance or fulfillment by NBC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Enterprise under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Enterprise except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

(c) The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Enterprise:

Enterprise Bancshares, Inc.

6075 Poplar Avenue

Suite 120

Memphis, Tennessee 38119

Telecopy Number: (901) 312-3594

Attention: Tom A. Wright

Chairman of the Board

and Chief Executive Officer

Copy to Counsel:

Bass, Berry & Sims PLC

315 Deaderick Street, Suite 2700

Nashville, Tennessee

Telecopy Number: (615) 742-2762

Attention: Bob F. Thompson

NBC:

NBC Capital Corporation

301 East Main Street

Starkville, Mississippi

Telecopy Number: (662) 324-2728

Attention: Lewis Mallory

Chairman and Chief Executive

Officer

Copy to Counsel:

Adams & Reese, L.L.P.

One Shell Square

45th Floor

New Orleans, Louisiana 70139

Telecopy Number: (504) 566-0210

Attention: Virginia Boulet

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Mississippi, without regard to any applicable principles of conflicts of Laws, except to the extent that federal banking Laws relate to the consummation of the Merger.

11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the parties.

11.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ENTERPRISE BANCSHARES, INC.

BY:	/s/ Tom A. Wright
Tom A. Wright,
Chairman and Chief Executive Officer

NBC CAPITAL CORPORATION

BY:	/s/ Lewis F. Mallory, Jr.
Lewis Mallory,
Chairman and Chief Executive Officer

NOTE: Schedules, exhibits and the Enterprise Disclosure Memorandum have been omitted.